Galaxy Gaming Reports Q1 2020 Financial Results

LAS VEGAS, June 29, 2020 (GLOBE NEWSWIRE) -- Galaxy Gaming, Inc. (OTCQB: GLXZ), a developer and distributor of casino table games and enhanced systems, announced today its financial results for the fiscal quarter ended March 31, 2020.

Financial Highlights

Q1 2020 vs. Q1 2019

•	Revenue decreased 15.9% to $4,494K
•	Adjusted EBITDA decreased 25.7% to $1,501K1
•	Net income decreased 74.7% to $117K

Balance Sheet Changes (vs. December 31, 2019)

Cash increased 14.1% to $11,051K

Total debt (gross) increased 1.2% to $48,613K

Stockholders’ deficit decreased 1.0% to ($27,351)K

Executive Comments

“The industry we serve experienced unprecedented disruption beginning in the middle of March,” said Todd Cravens, Galaxy’s President and CEO. “Almost every one of our clients in the physical casino world closed in response to the COVID-19 pandemic.  We decided and announced that we would not bill them while they were closed, meaning that we earned no revenue from them in the second half of March.  During this time, our focus was on the health and safety of our team who, while working remotely, went above and beyond to assist each other and our clients in working through these new challenges and constraints.  We were pleased that online gaming continued to perform well during the shutdown, and we expect this business line to increase in importance to us.”

“We were fortunate to have a significant amount of cash when the shutdowns started,” stated Harry Hagerty, Galaxy’s CFO.  “In addition, we drew down the full $1 million available on our revolving line of credit to supplement those balances.  That liquidity allowed us to keep the team intact and to meet our financial obligations during the shutdown. We were in compliance with the covenants in our bank credit agreement at

[1]	Adjusted EBITDA in Q1 2020 includes adjustments of approximately $173K of legal and other expenses related to the litigation with Triangulum Partners LLC, among other adjustments.

the end of Q1 2020.  Subsequent to the first quarter, we applied for and received $835 thousand in financing under the SBA’s PPP program.”

Forward-Looking Statements

Certain statements in this release may constitute forward-looking statements, which involve a number of risks and uncertainties. Galaxy cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information due to a number of factors, including those listed from time to time in reports that Galaxy files with the Securities and Exchange Commission.

About Galaxy Gaming

Headquartered in Las Vegas, Nevada, Galaxy Gaming (galaxygaming.com) develops and distributes innovative proprietary table games, state-of-the-art electronic wagering platforms and enhanced bonusing systems to land-based, riverboat, cruise ships and online casinos worldwide.  Through its iGaming partner Games Marketing Ltd., Galaxy Gaming licenses its proprietary table games to the online gaming industry.  Galaxy’s games can be played online at FeelTheRush.com.  Connect with Galaxy on Facebook, YouTube  and Twitter.

Contact:

Media: Robyn Brewington (702) 936-5216

Investors:Harry Hagerty (702) 938-1740